Exhibit (a)(36)

FOR IMMEDIATE RELEASE

LIONSGATE SHAREHOLDERS REJECT THE

ICAHN GROUP’S OFFER

Holders of Over 68% of Lionsgate Shares Have Rejected the Icahn Group’s Offer

Board Strongly Recommends Shareholders Continue to Reject the Icahn Group’s Offer by NOT Tendering Shares During Subsequent Offering Period

SANTA MONICA, Calif., and VANCOUVER, British Columbia, June 17, 2010 — Lionsgate (NYSE: LGF) (the “Company”) today issued the following statement in response to the announcement by Carl Icahn and certain of his affiliated entities (the “Icahn Group”) of its tender offer results:

Once again, Lionsgate’s shareholders have spoken in support of the Board and management’s strategy to create value.  Holders of over 68% of Lionsgate shares have rejected the Icahn Group’s offer, with only 13.2% of the outstanding shares being tendered into the offer at its expiry.

Four months have passed since the Icahn Group announced its intention to make a tender offer, and after repeated extensions, numerous changes to its tender offer and a barrage of unwarranted attacks on the Company, including personal attacks on the Board and management, the Icahn Group remains a minority shareholder.  We at Lionsgate want to take this opportunity to thank our shareholders for their continued support.

The vast majority of our shareholders have yet again demonstrated that they are serious about protecting the value of their investment in Lionsgate.

With respect to the Company’s credit facilities, Lionsgate is in advanced discussions with its lenders regarding finalization of a waiver or amendment that will prevent the potential event of default that could otherwise result from the Icahn Group’s actions.  Based on conversations to date, Lionsgate is highly confident that it will obtain that waiver or amendment shortly.

Our fiscal 2010 results demonstrate that Lionsgate is a company poised to deliver exceptional value to our shareholders from the portfolio of assets we have been building.  The strength of our library continues to grow, our home entertainment business remains strong, our TV business has one of the highest success rates in the industry from pilot to full series pickup, we have the beginnings of a tremendous channel platform, we’ve built a diversified portfolio of businesses and our feature films continue to be the main driver.  The conclusion is simple and clear: our plan is working, our business is on track and we expect to continue to build our world class media platform.

Conversely, Carl Icahn has no coherent strategy for the Company.  His failures at Blockbuster and his former film distribution company, Stratosphere, show that he does not understand the media space.  He is looking to seize control of Lionsgate with a financially inadequate, coercive and opportunistic bid.  Do not transfer the value of your investment in Lionsgate’s future to Carl Icahn.

We remain confident that Carl Icahn will not obtain control of Lionsgate through its tender offer.  Lionsgate urges shareholders to protect the value of their investment and continue to reject the Icahn Group’s inadequate offer by NOT tendering their shares during the subsequent offering period, which expires on June 30, 2010 at 11:59 p.m. New York City time.

Ultimately, Carl Icahn’s inflammatory rhetoric cannot obscure two simple facts: the Icahn Group’s U.S.$7.00 a share offer remains financially inadequate; and our shareholders continue to reject the offer and Carl Icahn’s attempts to seize control of the Company.

If shareholders have any questions or need additional copies of Lionsgate’s materials, please call MacKenzie Partners today at the phone numbers listed below.

 105 Madison Avenue

New York, NY 10016

lionsgate@mackenziepartners.com

TOLL-FREE (800) 322-2885

CALL COLLECT (212) 929-5500

Morgan Stanley & Co. Incorporated is serving as financial advisor to Lionsgate and Heenan Blaikie LLP is serving as legal advisor.  Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate Board of Directors and Wachtell, Lipton, Rosen & Katz is serving as U.S. legal advisor and Goodmans LLP is serving as Canadian legal advisor.

About Lionsgate

Lionsgate (NYSE: LGF) is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets.   Lionsgate currently has 15 shows on more than 10 networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men,” “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and “Running Wilde” and the syndication successes “Tyler Perry’s House Of Payne,” its spinoff “Meet The Browns” and “The Wendy Williams Show.”

Its feature film business has generated such recent hits as TYLER PERRY’S WHY DID I GET MARRIED TOO, KICK ASS, which opened at #1 at the North American box office and the critically-acclaimed PRECIOUS, which garnered nearly $50 million at the North American box office and won two Academy Awards(R).   The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate.  Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate has filed a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and mailed such proxy statement to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2010, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in its proxy statement for the 2009 Annual Meeting filed and its proxy statement for the 2010 Special Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive proxy statement filed with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and may also be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2010 Annual Report on Form 10-K filed with the SEC on June 1, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.

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Contacts:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com

Jamie Moser / Annabelle Rinehart

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449